Exhibit 4.1

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

ZAPATA COMPUTING HOLDINGS INC.

The undersigned, Sumit Kapur, Chief Executive Officer of Zapata Computing Holdings Inc., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY that, pursuant to Section 151(g) of the Delaware General Corporation Law and the Corporation’s Certificate of Incorporation, the following resolution was duly adopted by the Board of Directors of the Corporation on October 20, 2025;

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, as amended, to provide by resolution or resolutions for the issuance of up to 10,000,000 shares of Preferred Stock, par value $0.0001 per share, of the Corporation in one or more series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof.

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED:

Section 1. Designation and Authorized Shares. The Corporation shall be authorized to issue 15,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A”). Each share of Series A shall have a stated value of $100 (the “Stated Value”).

Section 2. Voting; Ranking; Liquidation Rights.

(a) Voting Rights. Subject to the Maximum Percentage (as defined below), each share of Series A shall be entitled to vote with the Corporation’s Common Stock, par value $0.0001 per share on an as-converted basis in addition to any rights it may have respect to the Series A.

(b) Ranking. All shares of capital stock of the Corporation, both common stock and any other series of Preferred Stock, shall be junior in rank to all shares of Series A with respect to payments upon the liquidation, dissolution, and winding up of the Corporation (collectively, the “Junior Stock”). The rights of all such shares of Junior Stock shall be subject to the rights, powers, preferences, and privileges of the Series A. For the avoidance of doubt, in no circumstance will Series A have any rights subordinate or otherwise inferior to the rights of shares of any Junior Stock.

(c) Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(1) Preferential Payments to Holders of Series A. As a preference over all other capital stock of the Corporation, in the event of (a) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and (b) a Deemed Liquidation Event (as defined below), the holders of shares of Series A then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event , an amount per share of Series A equal to the greater of (i) the Stated Value per share of Series A, plus any accrued dividends, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of such Series A been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is referred to as the “Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A the full amount of the Liquidation Amount to which they shall be entitled under this Section 2(c)(i), the holders of shares of Series A shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(2) Deemed Liquidation Events. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least two-thirds of the outstanding shares of Series A, voting together as a single class (the “Requisite Holders”), elect otherwise by written notice sent to the Corporation at least 10 days prior to the effective date of any such event:

(i)	a merger, consolidation, or statutory conversion in which

(A) the Corporation is a constituent party or

(B) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger, consolidation, or statutory conversion, except any such merger, consolidation or statutory conversion. involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger, consolidation, or statutory conversion, continue to represent, or are converted into or exchanged for shares of capital stock or other equity interests that represent, immediately following such merger, consolidation, or statutory conversion a majority, by voting power, of the capital stock or other equity interests of (1) the surviving or resulting corporation or entity; or (2) if the surviving or resulting corporation or entity is a wholly-owned subsidiary of another corporation or entity immediately following such merger, consolidation, or statutory conversion or, the parent corporation or entity of such surviving or resulting corporation or entity; or

(ii) a transaction requiring stockholder approval in which there is a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation.

(3) Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 2(c) unless the agreement or plan with respect to such transaction, or terms of such transaction (any such agreement, plan or terms, the “Transaction Document”), provide that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be allocated to the holders of capital stock of the Corporation in accordance with Section 2(c). The amount deemed paid or distributed to the holders of Series A of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, or other disposition shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Corporation’s Board of Directors.

(4) Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the holders of the Series A of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Transaction Document shall provide that (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of the Series A of the Corporation as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the holders of the Series A of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of outstanding Series A of the Corporation after taking into account the previous payment of the Initial Consideration as part of the same transaction. Any consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

Section 3. Conversion.

(a) Conversion Right. Each holder of Series A may, from time to time, convert any or all of such holder’s shares of Series A into fully paid and non-assessable shares of Common Stock in an amount equal to 1,000 shares of Common Stock (the “Conversion Ratio”) for each share of Series A converted in accordance with the provisions of this Certificate of Designations of Preferences, Rights and Limitations (the “Certificate of Designations”) including Section 6.

(b) Conversion Procedure. In order to exercise the conversion privilege hereunder, the holder of any shares of Series A to be converted shall give written notice to the Corporation at its principal office that such holder elects to convert such shares of Series A or a specified portion thereof into shares of Common Stock as set forth in such notice. Within one Trading Day following the Corporation’s receipt of a written notice of conversion setting forth the number of shares of Series A being converted (the “Conversion Notice”) is delivered by the holder to the Corporation, the Corporation shall issue the number of shares of Common Stock determined pursuant to this Section 3, which shares of Common Stock may be certificated or in book entry form as the holder may elect. As used in this Section 3(b), “Trading Day” means a day on which the principal trading market for the Corporation’s Common Stock is open for business for at least four hours. In case of conversion hereunder of only a part of the shares of Series A held by the holder, the Corporation shall update its stock ledger for the Series A to reflect the holders’ shares of Series A which have not been converted. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series A.

(c) Beneficial Ownership Limitation.

(i) The Corporation shall not effect the conversion of any portion of Series A, and the holders shall not have the right to convert any shares of Series A pursuant to the terms and conditions of this Certificate of Designations and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. “Attribution Parties” means, collectively, the following persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently or from time-to-time after the filing of this Certificate of Designations with the Delaware Secretary of State, directly or indirectly managed or advised by the holder’s investment manager or any of its affiliates or principals, (ii) any direct or indirect affiliates of the holder or any of the foregoing, (iii) any person acting or who could be deemed to be acting as a Group together with the holder or any of the foregoing and (iv) any other persons whose beneficial ownership of the Corporation’s Common Stock would or could be aggregated with the holder’s and the other Attribution Parties for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”). “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder. For clarity, the purpose of the foregoing is to subject collectively the holder and all other Attribution Parties to the Maximum Percentage.

(ii) For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the holder and the other Attribution Parties shall include the number of shares of Common Stock held by the holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of this the Series A with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, non-converted portion of the Series A beneficially owned by the holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or non-converted portion of any other securities of the Corporation (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(c).  For purposes of this Section 3(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock the holder may acquire upon the conversion of the Series A without exceeding the Maximum Percentage, the holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Corporation’s most recent annual or periodic report on Form 10-K or 10-Q, Current Report on Form 8-K or other public filing with the Securities Exchange Commission, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other written notice by the Corporation or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Corporation receives a conversion notice from a holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation shall notify the holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such conversion notice would otherwise cause the holder’s beneficial ownership, as determined pursuant to this Section 3(c), to exceed the Maximum Percentage, the holder must notify the Corporation of a reduced number of shares of Common Stock to be issued pursuant to such conversion notice. For any reason at any time, upon the written or oral request of the holder, the Corporation shall within one Trading Day confirm orally and in writing or by electronic mail to the holder the number of shares of Common Stock then outstanding.  “Trading Day” means a day on which the shares of Common Stock are traded on a Trading Market for at least 4.5 hours. “Trading Market” means any exchange operated by the Nasdaq Stock Market or the New York Stock Exchange, or the OTCQX, the OTCQB, or any other trading market operated by OTC Markets, or any successor of the foregoing exchanges or markets.

(iii) In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A, by the holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported.  In the event that the issuance of shares of Common Stock to the holder upon conversion of the Series A results in the holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the holder shall not have the power to vote or to sell or otherwise transfer the Excess Shares. Furthermore, the Corporation shall indemnify the holder, if the Holder suffers any damages, claims or losses as a result of Excess Shares being issued. Upon delivery of a written notice to the Corporation, the holder may from time to time increase (with such increase not effective until the 61st day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the 61st day after such notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to the holder and the other Attribution Parties.  For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Certificate of Designations in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.  No prior inability to convert the Series A pursuant to this Section 3(c) shall have any effect on the applicability of the provisions of this Section 3.(c) with respect to any subsequent determination of convertibility. The provisions of this Section 3(c) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(c) to the extent necessary to correct any provision which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(c) or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitation contained in this Section 3(c) may not be waived and shall apply to a successor holder of the Series A.

(d) Automatic Conversion Upon a Qualified Financing. In the event that the Corporation issues and sells any securities of the Corporation (not including the sale of the Series A) in a single transaction or series of related transactions to investors in a financing with aggregate gross proceeds to the Company of at least $5,000,000, then the outstanding Series A shall automatically convert in whole without any further action by the holders into Common Stock at the Conversion Ratio, subject to any adjustments under Section 6.

Section 4. Other Provisions.

(a) Reservation of Common Stock. The Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series A from time to time outstanding.

(b) Record Holders. The Corporation and its Transfer Agent, if any, for the Series A may deem and treat the record holder of any shares of Series A as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Section 5. Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series A remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series A, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series A.

Section 6. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation shall, at any time while the Series A is outstanding: (A) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, each share of Series A and the Conversion Ratio shall be proportionately and equitably adjusted. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Adjustment for Other Dividends and Distributions. If the Corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of any class or series of capital stock other than the Series A, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (any, a “Distribution”), at any time after the issuance of the Series A, then, in each such case, the holders shall be entitled to participate in such Distribution to the same extent that the holders would have participated therein if the holders had held the number of shares of Common Stock acquirable upon complete exercise of the Series A(without regard to any limitations or restrictions on exercise of the Series A, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that to the extent that any holder’s right to participate in any such Distribution would result in the holders and the other Attribution Parties exceeding the Maximum Percentage, then the holders shall not be entitled to participate in such Distribution to the extent of the Maximum Percentage to the extent of any such excess and the portion of such Distribution shall be held in abeyance for the benefit of such holders until such time or times, if ever, as its right thereto would not result in the holders and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the holders shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

(c) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock at any time or from time-to-time while the Series A is outstanding shall be changed to the same or different number of shares or other securities of any class or classes of stock or other property, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 6(a) and (b) hereof), then, and in each event, an appropriate revision to the Conversion Ratio shall be made and provisions shall be made so that the holder shall have the right thereafter to convert the Series A into the kind and amount of shares of stock or other securities or other property receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Series A might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(d) Fractional Shares. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share.

Section 7. Equal Treatment of Holders. No consideration (including any modification of this Certificate of Designations or related transaction document) shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of this Certificate of Designations or related transaction document unless the same consideration is also offered to all of holders of the outstanding shares of Series A.  For clarification purposes, this provision constitutes a separate right granted to each holder by the Corporation and negotiated separately by each holder, and is intended for the Corporation to treat all holders of the Series A as a class and shall not in any way be construed as such holders acting in concert or as a group with respect to the purchase, disposition or voting of the Series A or otherwise.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations this 20th day of October, 2025.

By: /s/ Sumit Kapur____________

Name: Sumit Kapur

Title: Chief Executive Officer